Berliner Communications Announces Fiscal 2009 Third Quarter
Financial Results

ELMWOOD PARK, N.J., May 14, 2009 — Berliner Communications, Inc. (“BCI” or the “Company”) (OTC BB: BERL), an end-to-end provider of outsourced services for the wireless communications industry, today announced financial results for the fiscal 2009 third quarter and the nine months ending March 31, 2009.

Quarterly Highlights:
•	Backlog up to $22.7 million, an increase of 134% compared to December 31, 2008 backlog of $9.7 million
•	Awarded important services agreement for Cox Communications
•	Received significant number of purchase orders related to WiMax 4G roll-out across the country
•	Opened Charlotte, NC and Billerica, MA offices, continuing to expand national footprint

Rich Berliner, CEO of BCI, stated, “Our results this quarter reflect the fact that there has been a period of significant transition for us, and our industry.  Some of our major customers are transitioning to new networks, including 4G, or WiMax, and, more recently, LTE (long-term evolution) based networks.  While our customers are ramping up these major projects, we have maintained a strong and growing platform to support these large-scale projects, but these ramp-ups have taken longer than expected.”

“The good news is that our backlog is up dramatically from December 31, 2008.  This reflects that fact that work has begun in earnest on 4G network development nationwide.  In addition, several other customers have kicked off significant projects this quarter, and because they happened so late in our quarter, we have yet to see the impact on our top or bottom lines.  For example, I was pleased to recently announce our new relationship with Cox Communications.  We are working in several markets around the country for Cox, and we expect this to be a significant relationship for us, primarily in fiscal 2010 and beyond.  I can also announce today our first purchase order for an LTE pre-deployment project.  We look forward to many more of these to come.”

“I also want to emphasize our long-term business plan, which is clear and unwavering.  We do not intend to “cut our way to profitability”.  We have continued to grow our business organically during this downturn, opening new offices across the country, and hiring quality employees to support our expanding backlog of work.   Our backlog is growing because our business plan is working. Our newly hired business development team is winning new business around the country.  We are seizing the opportunity to grow our resources and our geographic reach.  We are diversifying our customer base and our already broad array of service offerings.  I firmly believe we have set the stage for significant long-term success, and that we will begin to see this success next quarter and in fiscal 2010.”

Fiscal Third Quarter 2009 Financial Results

For the fiscal 2009 third quarter, total revenue decreased 61% to $11.1 million from $28.7 million for the quarter ended March 31, 2008. This decrease in revenue is related to several factors.

•
Our largest customer during fiscal 2008, Sprint Nextel, cancelled purchase orders beginning in the fourth quarter of fiscal 2008 for work previously awarded to us, and asked us to delay the completion of other purchase orders.  These cancellations and delays were related to Sprint’s sale of its fourth generation, or 4G, WiMax networks business to Clearwire Communications (“Clearwire”), and were unrelated to our performance on these projects. This significantly impacted our financial results in the quarters ended September 30 and December 31, 2008 and it has continued to negatively impact financial results for the quarter ended March 31, 2009.  We have actively sought to replace this work with additional projects from Clearwire and other customers, and have  received a number of purchase orders related to the continuation of this work, primarily in the site acquisition and zoning segment of our business. As of March 31, 2009, our backlog was approximately $22.7 million as compared to $15.2 million as of June 30, 2008 and $9.7 million as of December 31, 2008.  We believe substantially all of our backlog at March 31, 2009 will be filled before the end of our first quarter of fiscal 2010. We believe the prospects for resumption of the 4G network build-out by Clearwire will present an important opportunity for new business in the fourth quarter of fiscal 2009 and the entire fiscal year 2010.

•
Our fiscal third quarter was a period of transition for some of our customers and their projects, and this had a negative impact on our revenue for the quarter.  Several of our customers are just beginning large-scale build-outs for new networks.  Besides the 4G network build-out, other customers, such as Verizon, are beginning work on new LTE (or Long-Term Evolution) networks.  While we are involved with these initiatives, and we have devoted significant time and resources to position ourselves to support these projects, they have not yet begun in earnest.  In addition, some of our other wireless carrier customers completed market launches during the third quarter, and while we continue to work for these customers, we saw a decline in work from them immediately after the completion of these market launches.

Going forward, the general downturn in national and global economic conditions may impact us and possibly our customers, subcontractors, vendors and suppliers, but we cannot predict the extent of this impact at this time.  We continue to see pricing pressure in some of our service lines, and we believe this is attributable to a shift in our customer base and to a lesser extent general economic conditions.  In addition, bidding for some new projects has become more competitive.  Therefore, while we do not expect our fourth quarter fiscal 2009 revenue to match our revenue for the same period of fiscal 2008, we do expect it to increase compared to our fiscal 2009 third quarter revenue because of the new business we have been awarded.

Gross profit for the quarter ended March 31, 2009 was $2.3 million, or 21% profit margin, compared to $8.5 million, or 30% profit margin, in the same period in fiscal 2008.  In light of the current telecommunications market and economic conditions in general, we have decided to market our services more aggressively than we have in the past. Competition has increased and many of our customers are exploring ways to reduce costs, which has impacted pricing for some services. In addition, we have been awarded a significant amount of work from OEMs and other project management companies that do work for the carriers, which is at a lower profit margin than the work we do directly for our carrier customers.  This has led to a decrease in our gross profit margins, which we believe will continue to be lower than our historic margins at least through the end of fiscal 2009.

Selling, general and administrative expenses for the quarter ended March 31, 2009 decreased to $5.0 million from $5.9 million in the prior year quarter.  This represents an overall decrease of $0.9 million, which consists primarily of decreases in insurance and professional fees of $0.5 million, rent and other occupancy costs of $0.4 million and payroll related expenses of $0.1 million.

Loss from operations was ($3.0) million compared to income from operations of $2.2 million in the year-ago period. Net loss was ($1.5) million, or  ($0.06) per basic and fully diluted weighted average shares outstanding (based on 26.5 million weighted average shares outstanding) compared with net income of $0.9 million, or $0.05 per basic and $0.04 per fully diluted weighted average shares outstanding (based on 17.4 million and 27.6 million weighted average shares outstanding, respectively) for the quarter ended March 31, 2008.

EBITDA*, that is, operating income (loss), less the gain on sale of fixed assets, plus depreciation and amortization expense, was ($2.7) million in the fiscal third quarter 2009, compared to $2.5 million in last year’s same period. While EBITDA is a non-GAAP measure, it is an important measure of profitability in the industry, and it is a measure that management uses internally to gauge ongoing performance. A reconciliation of EBITDA to income from operations is as follows:

	(Amounts in Thousands)
	(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Income (loss) from Operations	$(3,024)	$2,218
Depreciation and Amortization Expense	323	329
(Gain) on sale of fixed assets	(4)	-
EBITDA	$(2,705)	$2,547

First Nine Months Fiscal 2009 Financial Results

Revenue for the nine months ended March 31, 2009 totaled $38.7 million, compared to $104.0 million during the same period in fiscal 2008. This represents a decrease of $65.2 million, or 63%. This decrease is attributable to the factors outlined above.

Selling, general and administrative expenses for the nine months ended March 31, 2009 decreased to $15.7 million from $19.0 million in last year's same period.  This represents an overall decrease of $3.3 million, which consists primarily of decreases in insurance and professional fees of $1.1 million, rent and other occupancy costs of $0.8 million and payroll related expenses of $1.3 million.

Loss from operations for the nine month period was ($5.0) million compared to income from operations of $12.9 million in the year-ago period. Net loss was $2.8 million, or  ($0.10) per basic and fully diluted weighted average shares outstanding (based on 26.4 million weighted average shares outstanding, respectively) compared with net income of $6.4 million, or $0.37 per basic and $0.27 per fully diluted weighted average shares outstanding (based on 17.2 million and 27.2 million weighted average shares outstanding, respectively) for the nine months ended March 31, 2008.

EBITDA*, that is, operating income (loss), plus the loss (gain) on sale of fixed assets, plus depreciation and amortization expense, was ($4.1) million in the first nine months of fiscal 2009, compared to $13.7 million, or 13.2% of sales in last year’s same period. While EBITDA is a non-GAAP measure, it is an important measure of profitability in the industry, and it is a measure that management uses internally to gauge ongoing performance. A reconciliation of EBITDA to income from operations is as follows:

	(Amounts in Thousands)
	(Unaudited)
	Nine Months Ended
	March 31,
	2009	2008
Income (loss) from Operations	$(5,042)	$12,851
Depreciation and Amortization Expense	951	841
(Gain) loss on sale of fixed assets	(9)	8
EBITDA	$(4,100)	$13,700

At March 31, 2009, the Company had cash and cash equivalents of approximately $3.1 million and net working capital of approximately $14.7 million. The Company’s current ratio, that is, current assets over our current liabilities, is 2.6 to 1.

Conference Call:
Management will be hosting a conference call to review the quarterly results at 4:30 PM, today, Thursday, May 14, 2009. Anyone interested in participating should call 877-941-2332 if calling within the United States or 480-629-9723 if calling internationally. A replay will be available until May 28, 2009, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pass code 4064164 to access the replay. The call will also be accompanied live by webcast over the Internet and accessible at the company's corporate website at http://www.bcisites.com.

About Berliner Communications, Inc.
Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is a nationwide, self performing, full turnkey service vendor to the wireless community. With over 14 years experience, 20 locations across the United States and 400+ employees, BCI designs, builds and installs cell sites and site equipment.  In 2008, BCI launched two new groups: a Green Energy Group, to focus on hydrogen fuel cell technologies, solar, wind and battery solutions; and a Cable Services Group, to focus on the backhaul services that connect mobile devices to cable and other broadband networks. For more information about BCI's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified, including, but not limited to our stock price, trading volume, liquidity, and acquisition and organic growth plans do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

*Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, BCI believes this measure is useful to investors in assessing its capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact:	Berliner Communications, Inc. Rich Berliner 201-791-3200 berlinerr@bcisites.com

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	June 30,
	2009	2008
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$3,067	$3,173
Accounts receivable, net of allowance for doubtful accounts
of $732 at March 31, 2009 and $830 at June 30, 2008, respectively	16,011	31,189
Inventories	1,041	1,012
Deferred tax assets - current	2,896	536
Prepaid expenses and other current assets	865	762
	23,880	36,672
Property and equipment, net	2,394	2,924
Amortizable intangible assets, net	563	816
Goodwill	2,284	2,084
Deferred tax assets - long-term	2,749	505
Other assets	272	268
Total Assets	$32,142	$43,269

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,478	$4,820
Accrued liabilities	4,495	11,919
Accrued income taxes	-	1,849
Line of credit	-	217
Current portion of long-term debt	1,098	1,133
Current portion of capital lease obligations	121	118
	9,192	20,056
Long-term debt, net of current portion	26	467
Long-term capital lease obligations, net of current portion	219	305
Other long-term liabilities	110	104
Total liabilities	9,547	20,932

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	25,658	22,630
Accumulated deficit	(3,064)	(294)
Total stockholders' equity	22,595	22,337
Total liabilities and stockholders' equity	$32,142	$43,269

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008

Revenue	$11,105	$28,696	$38,726	$103,971
Costs of revenue	8,771	20,207	27,144	71,255
Gross margin	2,334	8,489	11,582	32,716
Selling, general and administrative expenses	5,039	5,942	15,682	19,016
Depreciation and amortization	323	329	951	841
(Gain) loss on sale of fixed assets	(4)	-	(9)	8
Income (loss) from operations	(3,024)	2,218	(5,042)	12,851

Other (income) expense
Interest expense	57	263	164	952
Amortization of deferred financing fees and
accretion of debt discount	15	355	45	1,076
Financing fees	-	-	-	36
Interest income	(5)	(24)	(57)	(50)
Other	(9)	(35)	(365)	(41)
Income (loss) before income taxes	(3,082)	1,659	(4,829)	10,878
Income tax (benefit) expense	(1,540)	759	(2,059)	4,493
Net income (loss)	$(1,542)	$900	$(2,770)	$6,385

Net income (loss) per share:
Basic	$(0.06)	$0.05	$(0.10)	$0.37
Diluted	$(0.06)	$0.04	$(0.10)	$0.27

Weighted average number of shares outstanding:
Basic	26,516	17,358	26,414	17,174
Diluted	26,516	27,579	26,414	27,176